EXHIBIT 4.4

October 27, 2006

Tompkins Capital Group
488 Madison Avenue,
New York, New York 10022
Attention: Mr. Mark N. Tompkins

Mr. Tompkins:

Reference is made to that certain Term Sheet (the “Term Sheet”), dated August 21, 2006, relating to a proposed business combination between GoFish Corporation (f/k/a Unibio Inc.), a Nevada corporation (the “Company”) and GoFish Technologies, Inc., a California corporation (“GoFish”), and a related private placement financing (the “Transactions”). In connection with the Transactions, the Company, GoFish, GF Acquisition Corp., a California corporation, ITD Acquisition Corp., a Delaware corporation, and Internet Television Distribution Inc., a Delaware corporation (“ITD”), entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 27, 2006, pursuant to which GoFish shareholders received common stock, par value $0.001 per share, of the Company (the “Common Stock”) in consideration for shares of GoFish held by them at the effective time of the merger. In accordance with the Merger Agreement, among other things, ITD Acquisition Corp. will merge with and into ITD, with ITD remaining as the surviving entity and a wholly-owned subsidiary of the Company. As a result, the Company will issue up to 3,500,000 shares of Common Stock to the sold stockholder of ITD, Internet Television Distribution LLC, in which Tabreez Verjee and Riaz Valani are the only members. In consideration of the Company, GoFish and ITD entering into the Transactions, and for Tompkins Capital Group to facilitate the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

1. The undersigned hereby covenants and agrees, except as provided herein, not to (1) offer, sell, contract to sell or otherwise dispose of and (2) transfer title to (a “Prohibited Sale”) any of the shares (the “Acquired Shares”) of Common Stock acquired by the undersigned pursuant to or in connection with the Merger Agreement, during the period commencing on the “Closing Date” (as that term is defined in the Term Sheet) and ending on the 24-month anniversary of the Closing Date (the “Lockup Period”), without the prior written consent of the Company and Tompkins Capital Group (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the undersigned shall be permitted from time to time during the Lockup Period, without the prior written consent of the Company or Tompkins Capital Group, as applicable, (i) to acquire shares of Common Stock pursuant to the undersigned’s participation in the Company’s stock option plan, or (ii) to transfer all or any part of the Acquired Shares to any family member, for estate planning purposes or to an affiliate thereof (as such term is defined in Rule 405 under the Securities Exchange Act of 1933, as amended), provided that such transferee agrees with the Company and Tompkins Capital Group to be bound hereby, and in any transaction in which holders of the Common Stock of the Company participate or have the opportunity to participate pro rata, including, without limitation, a merger, consolidation or binding share exchange involving the Company, a disposition of the Common Stock in connection with the exercise of any rights, warrants or other securities distributed to the Company’s stockholders, or a tender or exchange offer for the Common Stock, and no transaction contemplated by the foregoing clauses (i) or (ii) shall be deemed a Prohibited Sale for purposes of this Letter Agreement.

2. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

3. This Letter Agreement will become a binding agreement among the undersigned as of the Closing Date. This Letter Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Company, Tompkins Capital Group and the undersigned, and if not sooner terminated, will terminate upon the expiration date of the Lockup Period. This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

Very truly yours,

/s/ Tabreez Verjee
Tabreez Verjee

Address: 579 University Avenue, Palo Alto, CA 94301 _
Number of shares of Common Stock owned: __3,500,000___
Certificate Numbers: _____________________________